China Solar & Clean Energy, Inc. Increases Ownership in Tianjin Huaneng to 92%

BEIJING, China, October 31, 2008 China Solar & Clean Energy Solutions, Inc. (OTC BB: CSOL) (''CSOL'' or the “Company”), a premier manufacturer and distributor of solar water heaters, renewable energy solutions, and space heating devices in the People's Republic of China, today announced that it has increased its ownership stake in one of its key subsidiaries, Tianjin Huaneng Group Energy Equipment Co., Ltd. (Tianjin Huaneng), to approximately 92% of shares outstanding.

On July 1, 2007 Beijing Deli Solar Technology Development Co., Ltd (Deli Solar), a wholly-owned subsidiary of CSOL, purchased 51% of the equity in Tianjin Huaneng for a purchase price of approximately $1.7 million. On October 27, 2008 Deli Solar agreed to purchase an additional 30% of the equity in Tianjin Huaneng for RMB 10.7 million (approximately $1.6 million) in cash. In addition to the cash purchase price, the Company also agreed to issue to Tianjin Huaneng shareholders a total of 1 million five year warrants to purchase the Company’s common stock at an exercise of $1.10 per share.

In addition to purchasing shares from Tianjin Huaneng’s shareholders, CSOL also contributed RMB 15.7 million (approximately $2.3 million) directly into Tianjin Huaneng in exchange for newly issued shares representing approximately 11% of the equity of Tianjin Huaneng, bringing CSOL’s total stake in Tianjin Huaneng to roughly 92%. Tianjin Huaneng plans to use the additional capital for general purposes to support the growth of its business.

“Tianjin Huaneng has been a successful strategic acquisition for us. We are very pleased to have been able to increase our stake in Tianjin Huaneng and to have contributed additional capital toward Tianjin Huaneng’s continued success," stated Mr. Deli Du, Chief Executive Officer of China Solar & Clean Energy Solutions. “Tianjin Huaneng’s heating pipes, heat exchangers, high temperature hot blast stoves, heating filters and other products all help industrial facilities convert excess heat into useable energy. For many reasons, including China’s high growth rate, shortage of energy, increasing energy prices, and government regulations relative to alternative energy, we expect demand for Tianjin Huaneng’s products to continue to experience significant growth in the years ahead. Due to its superior technology and excellent reputation for quality, we also expect Tianjin Huaneng to grow rapidly as demand for its products grows. With this additional capital, Tianjin Huaneng will be in a better position to finance that growth. Now that CSOL has increased its stake to over 90%, we are pleased that our shareholders will be able to benefit in greater measure from Tianjin Huaneng’s future growth.”

About China Solar & Clean Energy Solutions, Inc.

China Solar & Clean Energy Solutions, Inc. operates through its subsidiaries Bazhou Deli Solar Energy Heating Co. Ltd. ("Deli Solar (Bazhou)"), Beijing Deli Solar Technology Development Co., Ltd., Tianjin Huaneng Group, and Shenzhen Peng Sang Pu Co., Ltd., all located in the PRC. The Company manufactures and distributes various forms of alternative energy systems including solar thermal systems for hot water and space heating, industrial heat recovery systems, and solar-powered lighting devices. For more information, please visit http://www.cn-sce.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about China Solar & Clean Energy Solutions and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, market and customer acceptance and demand for products, ability to market products, fluctuations in foreign currency markets, the use of estimates in the preparation of financial statements, the impact of competitive products and pricing, the ability to develop and launch new products on a timely basis, the regulatory environment, fluctuations in operating results, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Solar & Clean Energy Solutions undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please contact:

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200